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                                                                    EXHIBIT 4b
                                      AMERICORP
                 STOCK OPTION AGREEMENT UNDER 1998 STOCK OPTION PLAN

To:  _______________________       Granting Date: ____________________

     We are pleased to notify you that AMERICORP (the "Company") hereby grants to you an option to purchase all or any part of ________________ shares of the Common Stock of the Company (the "Shares") at the exercise price of $__________ (the "Exercise Price") per Share as a stock option under the Company's 1998 Stock Option Plan (the "Plan").

          THIS OPTION IS:

          A. AN INCENTIVE OPTION ONLY IF THIS BLANK IS INITIALED BY THE COMPANY AT THE SAME TIME THIS AGREEMENT IS DELIVERED TO YOU
               _______.

               OTHERWISE, IT IS A NON-QUALIFIED OPTION.

          B.   A "DIRECTOR OPTION" ONLY IF THIS BLANK IS INITIALED AT THE TIME
               THIS AGREEMENT IS DELIVERED TO YOU         .  ALL DIRECTOR
               OPTIONS ARE NON-QUALIFIED OPTIONS, REGARDLESS OF ANY OTHER TERMS SET FORTH HEREIN.

     THE OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS STOCK OPTION AGREEMENT (THIS "AGREEMENT").

     1.   PURPOSE OF THE OPTION.

     One of the purposes of the Plan is to advance the interests of the Company and its subsidiaries by stimulating the efforts of directors, officers, full-time salaried employees and consultants on behalf of the Company, by granting them financial participation in the progress of the Company.

     2.   SIGNATURE ON OPTION AGREEMENT.

     This option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Company. It should be returned before the close of business on the 20th day after the granting of this option. If you fail to do so, this option may terminate and be of no effect. However, your signing and delivering this letter will not bind you to purchase any Shares subject to the option. Your obligation to purchase the Shares can arise only when you exercise this option in the manner set forth in Paragraph 3 below.

     3.   TERMS OF OPTION AND EXERCISE OF OPTION.

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     Subject to the provisions of Paragraph 4 and this Paragraph 3, this option shall vest and become exercisable as to the following shares on the following dates:

          Number of Months         Number
          Following Grant          Of Shares
          ---------------          ---------






     Any portion of this option that you do not exercise shall accumulate and can be exercised by you any time prior to the expiration of _______________ (_____) months from the granting date.

     This option may be exercised by delivering to the Chief Financial Officer of the Company payment in full of the Exercise Price for the number of Shares being purchased in cash or by certified check or official Company check or the equivalent thereof acceptable to the Company or in Shares of Company common stock, together with a written notice in a form satisfactory to the Company, signed by you specifying the number of Shares you then desire to purchase and the time of delivery thereof, which shall not be less than five (5) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date is mutually agreed upon. (Common Stock utilized in full or partial payment of the Exercise Price shall be valued at its market value (determined in accordance with the Plan) at the date of exercise.) At such time the Company shall, without transfer or issue tax to you (or such other person entitled to exercise this option), deliver to you (or such person entitled to exercise this option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares dated the date of this option was validly exercised; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law. No fractional shares shall be issued or delivered.

     As a holder of this option, you shall have the rights of a shareholder with respect to the Shares subject to this option only after such Shares shall have been issued and delivered to you upon the exercise of this option.

     4.   TERMINATION OF OFFICE OR EMPLOYMENT.

     Except to the extent otherwise provided in more restrictive terms of this Agreement, this option may be exercised by you only with respect to the vested portion of your option and, in the case of Officers, Employees and Directors, only while you are an Officer, Employee or Director and have maintained Continuous Service (all as defined in the Plan) from the date of the grant of this option, or within three months after termination of such Continuous Service (but not later than the date on which this option would otherwise expire), except if the Officer's, Employee's or Director's Continuous Service terminates by reason of:

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     (a)  "Just Cause" which for purposes hereof shall mean termination because of the Employee's or Director's personal dishonesty (meaning material dishonesty with respect to any aspect of the Company's, the Bank's or an Affiliate's affairs or business), incompetence (which actually results in substantial harm to the Company, the Bank or an Affiliate or which could reasonably be expected to result in such harm), willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, then your rights to exercise this option shall expire on the date of such termination;

     (b) death, then all of your options shall become immediately exercisable and may be exercised within one year from the date of your death (but not later than the date on which the option would otherwise expire) by your personal representatives of your estate or person or persons to whom your rights under this option shall have passed by will or by laws of descent and distribution;

     (c) Permanent and Total Disability (as such term is defined in Section 22(e)(3) of the Internal Revenue Code), then your options shall become immediately exercisable and may be exercised within one year from the date of such Permanent and Total Disability, but not later than the date on which the option would otherwise expire.

The Company's determination whether your Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

     5.   NONTRANSFERABILITY OF OPTION.

     Your option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, or pursuant to the terms of a "qualified domestic relations order" (within the meaning of Section 414(p) of the Internal Revenue Code and the regulations and rulings thereunder). This option may be exercised only by you, your personal representative or a permitted transferee.

     6.   ADJUSTMENT OF AND CHANGES IN THE SHARES.

     (a) The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to this option (and the Exercise Price thereof), shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b)  In the event of (i) the liquidation or dissolution of the Company,
(ii) a merger or consolidation in which the Company is not the surviving entity, (iii) the sale or disposition of all or substantially all of the Company's assets or (iv) a tender offer or acquisition by one person or a group of persons acting in concert of more than 50% of the Company's outstanding Shares (any of the foregoing to be referred to herein as a "Transaction"), the Company shall notify you of the pendency

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of the Transaction.  Upon delivery of said notice, this option shall be, notwithstanding provisions to the contrary, exercisable in full and not only as to those Shares with respect to which installments, if any, have vested, subject, however, to earlier expiration or termination as provided elsewhere in this option. Upon the date thirty (30) days after delivery of such notice, this option or any portion thereof not exercised shall terminate, unless provision is made in connection with the Transaction for assumption of this option, or payment therefor, or substitution for this option of a new option covering stock of a successor corporation, or a parent or subsidiary corporation thereof, solely at the option of such successor corporation or parent or subsidiary corporation, with appropriate adjustments as to number and kind of shares and prices. Notwithstanding the foregoing, if the Company is the surviving entity in any such Transaction, the option shall not terminate.

     (c) Any adjustment made pursuant to subparagraphs (a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Internal Revenue Code, of an outstanding Incentive Option.

     (d) If, by reason of any adjustment made pursuant to this Paragraph, you become entitled to new, additional or different shares of stock or securities, such new, additional or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to this option before the adjustment was made.

     (e) Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to this option.

     7.   SUBJECT TO TERMS OF THE PLAN.

     This Agreement and the option granted hereby shall be subject in all respects to the terms and conditions of the Plan. In the event of any conflict or inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall control. Your signature herein represents your acknowledgment of receipt of a copy of the Plan. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be finally and conclusively determined by the Board of Directors of the Company or duly appointed Committee in its sole discretion, and such determination shall be binding upon all parties.

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     8.   TAX EFFECTS.

     THE FEDERAL TAX CONSEQUENCES OF STOCK OPTIONS ARE COMPLEX AND SUBJECT TO CHANGE. A TAXPAYER'S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULE IS APPLICABLE. ACCORDINGLY, AN OPTIONEE SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

     9.   RIGHTS AS A SHAREHOLDER OR EMPLOYEE.

     You have no rights as a shareholder of the Company with respect to any Shares until the date of the issuance and delivery of a stock certificate to you for such Shares. The existence of this option shall neither create nor imply a right to continued employment with the Company.

     10.  NOTIFICATION OF SALE.

     You agree that you, or any person acquiring Shares upon exercise of this option, will notify the Company not more than five (5) days before any sale or disposition of such Shares. If this option is a non-qualified option, you may, in addition to the exercise price, be required to pay to the Company an amount equal to the withholding taxes imposed.


                                   AMERICORP

                                   By:  _________________________
                                   Name: _______________________
                                   Title: ____________________


Agreed to as of this ______ day
of ______________________.

                                   ________________________________
                                   Optionee